Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
cris.larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Completes October 1 Special Dividend Payment

INCLINE VILLAGE, NV, October 4, 2010 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that it has paid the October 1, 2010 special dividend payment of $0.50 per share to all stockholders owning shares of PDL as of September 15, 2010, the record date.

As previously announced, the conversion rate for the Company's 2.00% Convertible Senior Notes due February 15, 2012 was adjusted to 140.571 shares of common stock per $1,000 principal amount or $7.11 per share. The conversion rate adjustment went into effect September 16, 2010.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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